Exhibit (10)(f)

TERMINATION AGREEMENT

This Termination Agreement, dated December 20, 2005 (the “Termination Agreement”), to the Employment Agreement dated November 15, 1999 (as amended on February 19, 2002, the “Employment Agreement”), by and between Wachovia Corporation (the “Company”) and G. Kennedy Thompson (the “Executive”).

WHEREAS, the Executive recommends that the Employment Agreement be terminated so that the Executive’s employment with the Company is no longer subject to or governed by the terms of the Employment Agreement; and

WHEREAS, the Company and the Executive desire to provide for such termination pursuant to this Termination Agreement;

NOW, THEREFORE, for good and valuable consideration, the receipt of which is acknowledged hereto, the parties agree as follows:

1. As of the date hereof, the Executive and the Company agree that the Employment Agreement shall terminate and cease to be a binding obligation of either the Executive or the Company. Effective upon such termination, neither the Company nor the Executive shall have any further obligations to the other pursuant to the Employment Agreement and the relationship between the Executive and the Company shall be governed by the general laws of the State of North Carolina.

2. This Termination Agreement constitutes an amendment to the Employment Agreement pursuant to Section 11(a) of the Employment Agreement. Capitalized terms used in this Termination Agreement but not defined herein shall have the meanings assigned thereto in the Employment Agreement.

3. While employed by the Company, the Executive will continue to receive a base salary and be eligible to receive annual cash and/or stock incentive awards, in each case as determined by the board of directors of the Company or a committee thereof. In addition, the Executive will be eligible to receive employee benefits, expense reimbursement and fringe benefits to the extent offered to similarly situated employees pursuant to the applicable plans, practices, programs and policies of the Company.

4. General Provisions. (a) Governing Law; Amendment; Modification. This Termination Agreement shall be governed and construed in accordance with the laws of the State of North Carolina, without reference to principles of conflict of laws. This Termination Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

(b) Severability. If, for any reason, any provision of this Termination Agreement is held invalid, such invalidity shall not affect any other provision of this Termination Agreement not held so invalid, and each such other provision shall to the full extent consistent with law continue in full force and effect. If any provision of this Termination Agreement shall be held invalid in part, such invalidity shall in no way affect the rest of such provision not held so invalid and the rest of such provision, together with all other provisions of this Termination Agreement, shall to the full extent consistent with law continue in full force and effect.

(c) Entire Understanding. From and after the date hereof, this Termination Agreement shall supersede any other agreement between the parties with respect to the subject matter hereof and the Employment Agreement.

(d) Conflicts with Plans. Notwithstanding anything to the contrary contained in this Termination Agreement or the Employment Agreement, to the extent any employee benefit plan, policy, practice or program of the Company conflicts with the terms of the Employment Agreement, from and after the date hereof, the terms of such employee benefit plan, policy, practice or program of the Company shall prevail and shall be in full force and effect.

(e) Counterparts. This Termination Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

[Signatures appear on following page.]

IN WITNESS WHEREOF, the Company has caused this Termination Agreement to be executed by its officers thereunto duly authorized, and the Executive has signed this Termination Agreement under seal, all as of the date and year first above written.

WACHOVIA CORPORATION	[SEAL]

ATTEST:

By:	/s/ Shannon W. McFayden	/s/ Mark C. Treanor
Name:	Shannon W. McFayden	Mark C. Treanor
Title:	Senior Executive Vice President	Secretary

/s/ G. Kennedy Thompson	(SEAL)
G. Kennedy Thompson